Exhibit 99.1

Semler Reports First Quarter 2015 Financial Results

Period over Period Growth of 44%; Quarterly Sequential Growth of 14%

PORTLAND, Ore. – May 1, 2015 – Semler Scientific, Inc. (Nasdaq: SMLR), an emerging medical risk assessment company that develops, manufactures and markets products that assist healthcare providers in monitoring patients and evaluating chronic diseases, today reported financial results for the first quarter ended March 31, 2015.

“In the first quarter of 2015, Semler reported continued progress with year over year growth of 44% and sequential quarter over quarter revenue growth of 14%,” said Doug Murphy-Chutorian, M.D., chief executive officer of Semler. “We expanded installations of our FloChec® product with established large insurance plan customers, made progress on initiating relationships with new insurance plans, received FDA 510(k) clearance for our next generation product, and launched WellChec™, a new service-oriented, multi-test product offering.”

FINANCIAL RESULTS

In the three months ended March 31, 2015, compared to the corresponding period of 2014, Semler had:

•	Revenue of $1,202,000, an increase of $365,000, or 44%, compared to $837,000
•	Cost of revenue of $220,000, an increase of $65,000, or 42%, from $155,000
•	Total operating expenses, which include cost of revenue, of $2,550,000, an increase of $923,000, or 57%, compared to $1,627,000
•	Net loss of $1,372,000, or $0.29 per share, an increase of $555,000, or 68%, compared to a net loss of $817,000, or $0.36 per share

In the three months ended March 31, 2015, compared to the three months ended December 31, 2014, Semler had:

•	Revenue of $1,202,000, an increase of $147,000, or 14%, compared to $1,055,000
•	Cost of revenue of $220,000, an increase of $32,000, or 17%, from $188,000
•	Total operating expenses, which include cost of revenue, of $2,550,000, an increase of $319,000, or 14%, compared to $2,231,000
•	Net loss of $1,372,000, or $0.29 per share, an increase of $172,000, or 14%, compared to a net loss of $1,200,000, or $0.25 per share
•	Cash and restricted cash of $5,161,000 (which includes $2,100,000 of restricted cash), a decrease of $1,095,000 compared to $6,256,000

1st Quarter 2015 HIGHLIGHTS

The first quarter of 2015 for Semler resulted in continued revenue growth. Other highlights included:

•	The receipt of 510(k) marketing clearance from the U.S. Food and Drug Administration for its next generation product for testing for vascular disease, which will be launched later this year. Semler believes that customers will be attracted to enhanced performance features and that the newly-cleared labeling will facilitate an expanded marketing adoption.
•	The launch of WellChec™, Semler’s new suite of diagnostic tests performed by sub-contracted personnel, which added revenue to the first quarter results. Semler has developed a funnel of interest in this service offering among insurance plans and providers, as potential customers.

“We have experienced more than three years of sequential quarterly growth with our recurring revenue model, as we add new revenue layers onto sales made previously,” said Dr. Murphy-Chutorian. “In addition to new clients, many of our current customers are ordering more product from us as they experience the economic and clinical benefits of our products and services, which we believe bodes well for continued revenue growth.” He added, “Our sales team can be leveraged more effectively now that they have the WellChec™ platform to sell as a complementary service to our proprietary vascular testing product, employing greater coverage in the risk-assessment marketplace.”

Notice of Conference Call

Semler will host a conference call at 11 a.m. EDT, Friday, May 1, 2015. The call will address first quarter results and will provide a business update on Semler’s market outlook and strategies for the near-term future.

The conference call may be accessed by dialing 877-359-9508 for domestic callers and 224-357-2393 for international callers. Please specify to the operator that you would like to join the “Semler First Quarter 2015 Financial Results Call, conference ID#: 26029725.” The conference call will be archived on Semler's website at semlerscientific.com.

Semler Scientific, Inc.
Statements of Operations

(In thousands of U.S. Dollars, except share and per share amounts)

	For the quarter ended March 31
	2015	2014
	(Unaudited)
Revenue	$1,202	$837

Total Revenue	1,202	837

Operating expenses:
Cost of revenue	220	155
Engineering and product development	309	229
Sales and marketing	1,228	746
General and administrative	793	497

Total operating expenses	2,550	1,627

Loss from operations	(1,348)	(790)

Other expense:
Interest and other expense	(24)	(27)

Other expense	(24)	(27)

Net loss	$(1,372)	$(817)

Net loss per share, basic and diluted	$(0.29)	$(0.36)

Weighted average number of shares used in computing basic and diluted loss per share	4,763,573	2,240,703

Semler Scientific, Inc.
Condensed Balance Sheet

(In thousands of U.S. Dollars)

	As of	As of
	March 31, 2015	December 31, 2014
	(Unaudited)
Cash and restricted cash	$5,161	$6,256
Other current assets	500	490
Noncurrent assets	742	754
Total assets	6,403	7,500

Current liabilities	3,808	4,064

Stockholders' equity	2,595	3,436
Total liabilities and stockholders' equity	$6,403	$7,500

About Semler Scientific, Inc.:

Semler Scientific, Inc., is an emerging medical risk-assessment company. Its mission is to develop, manufacture and market patented products that assist healthcare providers in monitoring patients and evaluating chronic diseases. Semler's first patented and U.S. Food and Drug Administration cleared product, is FloChec®. FloChec® is used in the office setting to allow providers to measure arterial blood flow in the extremities and is a useful tool for internists and primary care physicians for whom it was previously impractical to conduct blood flow measurements. WellChec™ is a multi-test platform to perform risk assessments for the healthcare insurance industry. Additional information about Semler can be found at semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “may,” “will,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include statements regarding Semler’s launch of its next generation product and its ability to facilitate an expanded marketing program, as well as statements regarding the WellChec™ platform and its impact on revenue growth. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as whether or not insurance plans and other customers will continue to lease FloChec® or adopt WellChec™, along with those detailed in Semler’s SEC filings, and involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date this release and Semler assumes no obligation to update or revise these statements unless otherwise required by law.

CONTACT:

Susan A. Noonan

S.A. Noonan Communications

susan@sanoonan.com

212 966 3650

SOURCE: Semler Scientific, Inc.

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